EXHIBIT 5.1


                           Shook, Hardy & Bacon

                               June 27, 1995




Mark VII, Inc.
10100 N.W. Executive Hills Blvd.
Suite 200
Kansas City, Missouri  64153

          Re:  Common Stock, $.10 Par Value

Gentlemen:

          As counsel for Mark VII, Inc., a Missouri corporation (the "Company"), we have participated in the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration of 600,000 shares of common stock, par value $.10 per share, of the Company (the "Common Stock") pursuant to the Company's 1995 Omnibus Stock Incentive Plan (the "Plan").

          In connection therewith, we have examined: (i) the Restated Articles of Incorporation of the Company; (ii) Amendment No. 1 to the Restated Articles of Incorporation of the Company;
(iii) the Amended and Restated Bylaws of the Company, as amended;
(iv) the Registration Statement; (v) the Plan; and (vi) the minutes of the 1995 Annual Meeting of Shareholders of the Company at which shareholders approved the Plan.

          In addition to the examinations outlined above, we have conferred with various officers of the Company and have examined such other documents and records of the Company as we deemed necessary as a basis for the opinions hereafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies.

          Based on the foregoing, we are of the opinion that the Common Stock, when issued in accordance with and pursuant to the terms set forth in the Plan and the award agreements issued thereunder, will be legally issued, fully paid and nonassessable.

          We express no opinion as to the laws of any jurisdiction other than The General and Business Corporation Law of Missouri. The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. We do not undertake to advise you with respect to any matter within the scope of this letter which comes to our attention after the date of this letter and disclaim any responsibility to advise you of future changes of law or fact which may effect the above opinion. Other than the addressee hereof, no one is entitled to rely on this opinion; provided, however, that we hereby consent to all references to the undersigned in the Registration Statement, and in all amendments thereto, and to the filing of this opinion by the Company as an exhibit to said Registration Statement.

                         Very truly yours,

                     /s/ Shook, Hardy & Bacon P.C.
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                         SHOOK, HARDY & BACON P.C.